Exhibit 10.1

Executive Incentive Plan

Fiscal Year 2005

EFFECTIVE DATE:

This Executive Incentive Plan (EIP ‘05) begins on January 1, 2005 and ends on December 31, 2005. Participants in this Plan are Managers, Directors, Vice Presidents and above, or any other senior individuals designated by the CEO and CFO.

OBJECTIVES:

•	To promote teamwork within the management group of Avici and to develop a strong sense of management identity with corporate and division/function results.

•	To reward the achievement of well defined financial and/or non-financial goals as determined by the Compensation Committee of the Avici Board of Directors.

•	To promote communication of individual achievement against goals.

•	To reward management with total direct compensation above the average of comparable companies whenever Avici achieves or exceeds established goals.

ELIGIBILITY:

Participants in this Plan are Managers, Directors, Vice Presidents and above, or any other senior individuals designated by the CEO and CFO. Those chosen hold jobs which directly impact the success of the corporation through the management of other employees or through ongoing responsibility for managing programs or projects and who are not participating in any other Avici Incentive Plans. Participants in Sales or Systems Engineering Incentive Plans, if applicable, or any other special incentive plans are not eligible. Participation in the Plan in any given year does not guarantee participation in future years.

PARTICIPATION and PLAN DESIGN:

Each participant is assigned a payout percentage as defined below. For FY 2005, the Plan is targeted at a percent of base pay as of January 31, 2005 and on a position level. Participants who join the Plan during the year may receive pro-rated awards based on the eligibility date. The targeted percentages are as follows:

Position	Payout at Target
CEO, CFO & SVP	35%
VP levels	20%
Directors	15%
Sr. Managers	10%
Managers/Consulting Eng.	7%

•	The award pool will be funded on attainment of the targets approved by the Company’s Compensation Committee.

•	Incentives will be paid twice per year, if targets are attained – end of Q2; end of Q4.

DETERMINATION OF AWARDS:

Achievement of the approved targets will be used to fund the award pool and the determination of the Compensation Committee regarding the attainment of any target or any matter associated with this Plan shall be final.

PAYMENT OF AWARDS:

For an award to be earned by an employee he/she must be employed by the Company on the date the award payment is made. If he/she leaves the Company for any reason, other than death, prior to the disbursement of the award payment, even if the targets are achieved, no award will be earned; hence no payment will be made.

AVICI Internal Confidential

Any employee joining the EIP during a 6-month cycle will be pro-rated based on time in program.

NOT AN EMPLOYMENT CONTRACT:

Nothing contained in this document or EIP ‘05 creates any right for participants to continued employment or shall otherwise affect the participant’s status as an employee at will.

OPERATION AND INTERPRETATION OF THE PLAN:

The CEO and CFO of Avici or the Compensation Committee can modify, cancel or suspend operation of the Plan without prior notice at any time. The Compensation Committee has the responsibility for the general administration of the Plan and shall be the final authority regarding judgments, structuring and implementation of the Executive Incentive Program.

AVICI Internal Confidential